EXHIBIT 99

                        M. A. HANNA COMPANY

                   DIRECTORS' DEFERRED FEE PLAN


                             ARTICLE I

                              PURPOSE

          The purpose of the M. A. Hanna Company Directors'
Deferred Fee Plan (the "Plan") is to provide benefits upon termination of service or death for Directors of M. A. Hanna
Company or their beneficiaries. It is intended that the Plan will assist in attracting and retaining qualified individuals to serve as Directors.

                            ARTICLE II

                            DEFINITIONS

          For the purposes of the Plan, the following words and phrases shall have the meanings indicated:

          2.1 Beneficiary. Beneficiary means the person or persons designated or deemed to be designated by the Participant pursuant to Article VII to receive benefits payable under the Plan in the event of the Participant's death.

          2.2 Board. Board means the Board of Directors of the Company.

          2.3  Committee.  Committee has the meaning set forth in
Section 8.1 hereof.

          2.4 Common Stock. Common Stock means the Company's common stock, par value $1 per share, or such other security as may at the applicable time be represented by the Units.

          2.5  Company.  Company means M. A. Hanna Company, a
Delaware corporation, and any successor thereto.

          2.6 Declared Rate. Declared Rate means the interest rate payable on 1-year U.S. Treasury Bills issued on the specified date or, if not then issued, on the next date of issue, or such other rate as may from time to time be established by the Committee; provided, however, that in no event shall the Declared Rate be more than [5] percent higher than the rate payable on such Bills.

          2.7 Deferral Benefit. Deferral Benefit means the benefit payable to a Participant or his or her Beneficiary pursuant to Article VI hereof.

          2.8 Deferred Benefit Account. Deferred Benefit Account means the account maintained on the books of the Company for each Participant pursuant to Article V hereof.

          2.9  Director.  Director means a member of the Board.

          2.10 Emergency Benefit. Emergency Benefit has the meaning set forth in Section 6.2 hereof.

          2.11 Fee. Fee or Fees means any compensation payable in cash to a Director for his or her services as a member of the Board or any Committee thereof.

          2.12 Market Value. Market Value means the average of the highest and lowest sales prices of the Common Stock on the New York Stock Exchange on the specified date (or, if Common Stock was not traded on such date, on the next preceding date on which it was traded) as reported in The Wall Street Journal.

          2.13  Participant.  Participant means any eligible
Director who elects to participate by filing a Participation
Agreement as provided in Section 3.2 hereof.

          2.14 Participation Agreement. Participation Agreement means the agreement filed by a Participant, in the form prescribed by the Committee, pursuant to Section 3.2 hereof.

          2.15 Plan Year. Plan Year means a 12-month period commencing January l and ending the following December 31, except that the first Plan Year shall commence May 4, 1994 and end
December 31, 1994.

          2.16 Rule 16b-3. Rule 16b-3 means Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule.

          2.17 Unit. Unit means an accounting unit equal in value to one share of Common Stock. The maximum number of Units that may be allocated to the Deferred Benefit Accounts of all Participants under the Plan in the aggregate shall be 100,000 Units. Such maximum number and the number of Units included in any Deferred Benefit Account shall be adjusted as appropriate to reflect any stock dividend, stock split, recapitalization, merger or other similar event affecting the Common Stock.


                            ARTICLE III

                    ELIGIBILITY AND PARTICIPATION

          3.1 Eligibility. Eligibility to participate in the Plan is limited to those Directors who are not employees of the Company or any of its subsidiaries.

          3.2 Participation. Participation in the Plan shall be limited to eligible Directors who elect to participate in the Plan by filing a Participation Agreement with the Committee. A properly completed and executed Participation Agreement must be filed on or prior to the December 31 immediately preceding the Plan Year in which the Participant's participation in the Plan will commence, and the election to participate shall be effective on the first day of the Plan Year following receipt by the Company of the Participation Agreement; provided, however, that, in the case of the first Plan Year, such a Participation Agreement must be filed by April 1, 1994 and shall be effective as of the first day of the first Plan Year. In the event that a Director first becomes eligible to participate during the course of a Plan Year, such Participation Agreement must be filed no later than 30 days following election or appointment to the Board, and such Participation Agreement shall be effective only with regard to Fees earned or payable following the filing of the Participation Agreement with the Committee.

          3.3 Termination of Participation. A Participant may elect to terminate his or her participation in the Plan by filing a written notice thereof with the Committee, which termination shall be effective at any time specified by the Participant in the notice, but not earlier than the first day of the Plan Year immediately succeeding the Plan Year in which such notice is filed with the Committee. Amounts credited to such Participant's Deferred Benefit Account with respect to periods prior to the effective date of such termination shall continue to be payable pursuant to, and otherwise governed by, the terms of the Plan.


                            ARTICLE IV

                         DEFERRAL OF FEES

          4.1 Deferral. A Participant may elect to defer all, or a specified percentage, of his or her Fees, and a Participant may elect to have his or her deferred Fees credited to his Deferred Benefit Account either in dollar amounts or Units. A Participant may not change the percentage of his or her Fees to be deferred, or the form in which Fees are to be credited.

          4.2 Crediting of Deferred Fees. Deferred Fees that a Participant elects to have credited in dollar amounts shall be credited to the Participant's Deferred Benefit Account as they become payable to the Director. Deferred Fees payable to a Director during a Plan Year that a Participant elects to have credited in Units shall be credited to the Participant's Deferred Benefit Account annually after the end of such Plan Year on the basis of the average of the Market Values of the Common Stock on the last trading day in each calendar month during such Plan Year.


                             ARTICLE V

                     DEFERRED BENEFIT ACCOUNT

          5.1 Determination of Account. On any particular date, a Participant's Deferred Benefit Account shall consist of the aggregate amount of dollars and Units credited thereto pursuant to
Section 4.2 hereof, plus any interest credited pursuant to Section
5.2 hereof, plus any dividend equivalents credited pursuant to
Section 5.3 hereof, minus the aggregate amount of distributions, if any, made from such Deferred Benefit Account.

          5.2 Crediting of Interest. As of the last day of each Plan Year, each Deferred Benefit Account to which Fees have been credited in dollar amounts shall be increased by the amount of interest earned during the Plan Year. Interest shall be credited at the Declared Rate as of the last day of the Plan Year based on the average daily balance of the Participant's Deferred Benefit Account since the beginning of the Plan Year, but after the Deferred Benefit Account has been adjusted for any contributions or distributions to be credited or deducted for such period. Interest for the first Plan Year applicable to a Deferred Benefit Account shall be prorated. Until a Participant or his or her Beneficiary receives his or her entire Deferred Benefit Account, the unpaid balance thereof credited in dollar amounts shall bear interest as provided in this Section 5.2.

          5.3 Crediting of Dividend Equivalents. Each Deferred Benefit Account to which Fees have been credited in Units shall be credited annually after the end of each Plan Year with additional Units equal in value to the amount of cash dividends paid by the Company during such Plan Year on Common Stock equivalent to the average daily balance of Units in such Deferred Benefit Account during such Plan Year. Such dividend equivalents shall be valued on the basis of the average Market Value computed pursuant to
Section 4.2 hereof. Until a Participant or his or her Beneficiary receives his or her entire Deferred Benefit Account, the unpaid balance thereof credited in Units shall earn dividend equivalents as provided in this Section 5.3.

          5.4 Statement of Accounts. The Committee shall provide to each Participant, within 120 days after the close of each Plan Year, a statement setting forth the balance of such Participant's Deferred Benefit Account as of the last day of the preceding Plan Year and showing all adjustments made thereto during such Plan Year.

          5.5 Vesting of Deferred Benefit Account. A Participant shall be 100 percent vested in his or her Deferred Benefit Account at all times.


                            ARTICLE VI

                        PAYMENT OF BENEFITS

          6.1  Termination of Service as a Director or Death.
Upon (i) the termination of service of the Participant as a Director of the Company, for any reason, or (ii) if the Participant shall so elect, only upon his or her death, the Company shall pay to the Participant or his Beneficiary, as the case may be, a Deferral Benefit equal to the balance of his or her Deferred Benefit Account, less any amounts previously distributed.

          6.2 Emergency Benefit. In the event that the Committee, upon written petition of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount in cash necessary to meet the emergency (the "Emergency Benefit"), but not exceeding the balance of such Participant's Deferred Benefit Account as of the date of such payment. For purposes of this Section 6.2, an "unforeseeable financial emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to a casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. The amount of the Deferral Benefit otherwise payable under the Plan to such Participant shall be adjusted to reflect the early payment of the Emergency Benefit. For purposes of this Section 6.2, Deferred Benefit Accounts including Units shall be valued on the basis of the Market Value of the Common Stock on the date preceding the date of payment of an Emergency Benefit.

          6.3 Form of Payment. Amounts credited to the Deferred Benefit Account of a Participant in dollars shall be paid in cash, and amounts credited in Units shall be paid in full shares of Common Stock (with any fractional share to be paid in cash based on the then current Market Value). The Deferral Benefit shall be paid in one of the following forms, as elected by the Participant in his or her Participation Agreement:

          (a) Equal annual installments over a period of [5] years (together, in the case of deferred compensation credited in dollar amounts, with interest thereon credited after the payment commencement date pursuant to
     Section 5.2 hereof).

          (b)  A lump sum.

          (c)  A combination of (a) and (b) above.  The
     Participant shall designate the percentage payable under each option.

For the purposes of this Section 6.3, each distribution of Common
Stock from Deferred Benefit Accounts including Units shall be made on the basis of one share of Common Stock for each Unit.

          6.4 Commencement of Payments. Commencement of payments under Section 6.1 hereof shall begin within 60 days following receipt of notice by the Committee of an event which entitles a Participant (or a Beneficiary) to payments under the Plan, or at such earlier date as may be determined by the Committee; provided, however, that payments to be made to a former Director in Common Stock during his or her lifetime shall not commence until 6 months after he or she has ceased to be a Director.


                            ARTICLE VII

                      BENEFICIARY DESIGNATION

          7.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary to whom payment under the Plan shall be made in the event of his or her death prior to complete distribution to the Participant of his or her Deferral Benefit. Any Beneficiary designation shall be made in a written instrument filed with the Committee and shall be effective only when received in writing by the Committee.

          7.2 Amendments. Any Beneficiary designation may be changed by a Participant by the filing of a new Beneficiary designation, which will cancel all Beneficiary designations previously filed.

          7.3 No Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated
Beneficiaries predecease the Participant, then the Participant's designated Beneficiary shall be deemed to be the Participant's estate.

          7.4  Effect of Payment.  Payment to a Participant's
Beneficiary (or, upon the death of a Beneficiary, to his or her estate) shall completely discharge the Company's obligations under the Plan.


                           ARTICLE VIII

                          ADMINISTRATION

          8.1 Committee; Duties. The administrative committee for the Plan (the "Committee") shall consist of the Chairman of the Board (provided he is not a nonemployee Director) and two Company officers or Directors who are not nonemployee Directors who shall be appointed by the Chairman of the Board. The Committee shall supervise the administration of the Plan, may from time to time adopt procedures governing the Plan and shall have authority to give interpretive rulings with respect to the Plan.

          8.2 Agents. The Committee may appoint an individual, who may be an employee of the Company, to be the Committee's agent with respect to the day-to-day administration of the Plan. In addition, the Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

          8.3 Binding Effect of Decisions. Any decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan shall be final and binding upon all persons having any interest in the Plan.

          8.4 Indemnity of Committee. The Company shall indemnify the members of the Committee against claims, loss, damage, expense and liability arising from any action or failure to act with respect to the Plan to the extent provided in the Regulations of the Company and any applicable indemnification agreement between the Company and such member.


                            ARTICLE IX

                 AMENDMENT AND TERMINATION OF PLAN

          The Board may at any time amend, suspend, terminate or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension or termination may adversely affect any Participant's Deferred Benefit Account as it existed as of the effective date of such amendment, suspension or termination without such Participant's consent. No amendment shall become effective without approval by all Participants if such amendment would cause transactions under the Plan to cease to be exempt under Rule 16b-3.






                             ARTICLE X

                           MISCELLANEOUS

          10.1 Funding. Neither Participants, nor their Beneficiaries, nor their heirs, successors or assigns, shall have any secured interest or claim in any property or assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds, Common Stock or other securities to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company's general creditors.

          10.2 Non-assignability. No right or interest under the Plan of a Participant or his or her Beneficiary (or any person claiming through or under any of them), shall be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal powers or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. If any Participant or Beneficiary (other than the surviving spouse of any deceased Participant) shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written "termination declaration" with the Secretary of the Company and making reasonable efforts to deliver a copy to the Participant or Beneficiary whose interest is adversely affected (the "Terminated Participant").

          As long as the Terminated Participant is alive, any benefits affected by the termination shall be retained by the Company and, in the Committee's sole and absolute judgment, may be paid to or expended for the benefit of the Terminated Participant, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of the Terminated Participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be disposed of according to the provisions of the Plan that would apply if he or she died prior to the time that all benefits to which he or she was entitled were paid to him or her.

          10.3 Captions. The captions contained herein are for convenience only and shall not control or affect the meaning or construction hereof.

          10.4 Governing Law. The provisions of the Plan shall be construed and interpreted according to the internal substantive laws of the State of Ohio.

          10.5 Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.

          10.6 Effective Date. The Plan shall be effective on the first day of the first Plan Year, subject to approval by the shareholders of the Company.

          10.7 Right to Continued Service. Nothing contained herein shall be construed to confer upon any Director the right to continue to serve as a Director of the Company or in any other capacity.

          10.8 Rule 16b-3. This Plan is intended to comply with Rule 16b-3 as in effect prior to May 1, 1991. If at any time Rule 16b-3 as promulgated on February 8, 1991 or at any later date shall become applicable to the Plan, (a) if necessary for acquisition of Units under the Plan to continue to be exempt under Rule 16b-3, no election to have Deferred Fees credited in Units shall become effective pursuant to Section 4.2 hereof until 6 months after such election is made and (b) the Committee may make such other changes in the terms or operation of the Plan as may then be necessary or appropriate to comply with such Rule, including, without limitation, by eliminating any restriction originally included in the Plan to comply with Rule 16b-3 that may no longer be required.



          6.1  Termination of Service as a Director or Death.
Upon (i) the termination of service of the Participant as a Director of the Company, for any reason, or (ii) if the Participant shall so elect, only upon his or her death, the Company shall pay to the Participant or his Beneficiary, as the case may be, a Deferral Benefit equal to the balance of his or her Deferred Benefit Account, less any amounts previously distributed.